EXHIBIT 22

      The following were the registrant's subsidiaries as of December 31, 1993, other than subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary at such date:

                 Name                     Jurisdiction
                  of                          of
              Subsidiary                  Incorporation


       UTV of San
            Francisco, Inc.                 California
       UTV of San Antonio,
            Inc.                                 Texas